Exhibit 4.89

Exclusive Call Option Agreement

(English translation)

This Exclusive Call Option Agreement (this “Agreement”) is entered into as of the date of August 13, 2021 by and between the following Parties in Shunde District, Foshan City, the People’s Republic of China (the “PRC”):

Party A:	Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd., a wholly foreign-owned enterprise duly organized and validly registered under the laws of the PRC, whose Unified Social Credit Code is 91440400MA4W6P9G26 and whose registered address is Suite 1402-A, No. 128 Xingsheng First Road, Hengqin New Area, Zhuhai.

Party B:	Meirong Yang, P.R.C. citizen, Identity Number:

Wenjie Yang, P.R.C. citizen, Identity Number:

Party C:	Foshan Renliang Education Technology Co., Ltd., a limited liability company duly organized and validly registered under the laws of the PRC whose Unified Social Credit Code is 91440606MA56YJ5HX8 and whose registered address is F5-11, 5/F, Country Garden Center, No. 1 Country Garden Avenue, Country Garden Community, Beijing Jiao Town, Shunde District, Foshan City, Guangdong Province (address declared)

(Party A, Party B and Party C shall be referred to individually as a “Party”, and collectively as the “Parties”.)

WHEREAS:

Party B collectively owns 100% equity interests of Party C. Regarding the purchase of equity interests of Party C by Party A or a third party designated by Party A, the Parties through friendly negotiations intend to enter into this Agreement.

NOW THEREFORE, the Parties through mutual negotiations agree as follows:

1.	Exclusive Purchase Right

1.1	Upon the execution of this Agreement, subject to the following conditions, Party A may require at any time Party B (subject to the specific requirements by Party A) to transfer any or all of the 100% equity interest in Party C held by Party B (“Equity Interest”) in the consideration provided in Section 3 of this Agreement, and Party B shall transfer the Equity Interest to Party A or the third party designated by Party A according to the requirements by Party A:

(1)	Party A or the third party designated by Party A is permitted to hold any or all of the Equity Interest under the PRC laws; or

(2)	Subject to the PRC laws, any other circumstances as Party A deems appropriate or necessary.

Party A’s right to purchase the Equity Interest provided under this Agreement shall be exclusive, unconditional and irrevocable.

1.2	The Parties hereby agree that subject to the terms and condition of this Agreement and without violating the PRC laws, Party A may, at its option, exercise any or all of the right to purchase the Equity Interest and acquire any or all Equity Interest. The Parties further agree that the time, method, amount and frequency of Party A to exercise its right to purchase the Equity Interest shall not be limited.

1.3	The Parties hereby agree that subject to the terms and conditions of this Agreement and without violating the PRC laws, Party A may designate any third party to acquire any or all of the Equity Interest. Unless expressly prohibited by the PRC laws, Party B shall not refuse to transfer any or all of the Equity Interest to such designated third party.

1.4	Party B shall not transfer the Equity Interest to any third party without Party A’s prior written consent until all the Equity Interest have been transferred to Party A or its designated Party in accordance with this Agreement, i.e., until Party B no longer holds any equity interest in Party C. Party B shall not create any pledge or any encumbrance on the Equity Interest in the benefit of any third party except that provided in the Equity Interest Pledge Agreement executed by Party A and Party B.

1.5	Party B hereby agrees that as the shareholder of Party C, before Party B transfers the Equity Interest to Party A and subject to the PRC laws, Party B shall deliver the dividends, bonus, or any other property distributed from Party C to Party A or any third party designated by Party A as soon as possible within three (3) days after receipt of such dividends, bonus or any other property and payment of the taxes required by relevant PRC laws.

2.	Exercise Procedure

2.1	In the event that Party A decides to exercise its exclusive right to purchase share according to Section 1.1, Party A shall provide a written notice to Party B (“Exercise Notice”) in the form set forth in Appendix 3 of this Agreement, and such Exercise Notice shall specify: the portion or number of equity interest Party A intends to purchase; and the name and identity of the purchaser. Within seven days of the delivery of the Exercise Notice, Party B and Party C shall provide all materials and documents necessary for the transfer of the Equity Interest, including but not limited to the executed Equity Transfer Agreement and Confirmation Letter in the forms set forth in Appendix 1 and Appendix 2 of this Agreement.

2.2	Except for the Exercise Notice provided in Section 2.1 of this Agreement, there shall be no other prerequisite or attached conditions for Party A to exercise its right to purchase the Equity Interest.

2.3	Party B shall provide Party C with necessary and timely assistance and cooperation in completing the approval procedures (if required under PRC laws) and the Equity Interest transfer procedures at industrial and commercial departments in accordance with PRC laws.

2.4	The date when all the procedures for the transfer of the 100% Equity Interest of Party C in accordance with this Agreement are completed shall be the completion date of the exercise of Party A’s exclusive right to purchase Equity Interest.

3.	Purchase Price

3.1	The Parties acknowledge that, without violation of PRC laws and regulations, the Equity Interest shall be transferred without any consideration or at the lowest price as permitted under PRC laws. In the event that the Equity Interest is transferred in installments, the Purchase Price shall be determined based on the specific time and proportion of the Equity Interest transferred.

3.2	If the Equity Interest is not transferred without consideration, Party B hereby agrees that after Party A or a third party designated by Party A exercises the right to purchase Equity Interest, Party B shall deliver, without any consideration in return, all the consideration and payment that Party B obtains from the transfer of the Equity Interest to Party C, or according to Party A’s requirement, to Party A or a third party designated by Party A.

3.3	Any taxes and fees resulting from the transfer of the Equity Interest (including the delivery of the consideration by Party B) shall be borne by each Party under the applicable laws.

4.	Representations, Warranties and Covenants

4.1	Each Party hereby represents and warrants that:

(1)	it has all necessary rights, power and authorizations to execute this Agreement and perform all obligations and responsibilities under this Agreement;

(2)	it has completed all internal procedures that are necessary for the execution, delivery and performance of this Agreement and has obtained all necessary internal and external authorizations and approvals;

(3)	upon the execution of this Agreement and the Equity Transfer Agreement to which it is a party, this Agreement and the Equity Transfer Agreement shall constitute, or will constitute legitimate, valid, and binding obligations and are enforceable according to their terms and conditions;

(4)	the execution and performance of this Agreement will not conflict with, violate or breach (i) each Party’s business license(s) or any provisions of its Articles of Association; (ii) any laws, rules, regulations, authorizations or approvals by any applicable governmental authorities or departments; or (iii) any contracts or agreements to which it is a signatory or party;

(5)	Party C has no outstanding debts, except for the debts incurred in its ordinary course of business and debts that have been disclosed to Party A and obtained written consent by Party A;

(6)	Party C has complied with all laws and regulations applicable to asset acquisition;

(7)	there is no pending or threatened litigation, arbitration or administrative procedures against the Equity Interest, assets of Party C or Party C;

4.2	Party B and Party C hereby further warrant, represent and covenant to Party A as follows:

(1)	as of the date of execution of this Agreement, Party B is a PRC citizen, and legally owns all of the Equity Interests of Party C, and has complete and valid right to dispose the Equity Interest. The registered capital of Party B has been fully paid. Except for the pledge right provided in the Equity Interest Pledge Agreement executed by all Parties and other rights that have obtained Party A’s written consent, there is no other pledge, mortgage, guarantee, or any other right in the benefit of any third party on the Equity Interest of Party C held by Party B, and the Equity Interest are free from any claim by any third party; and no third party may have the right to request allotment, sale, conversion of any equity interest of Party C according to any share option, share conversion right or pre-emptive right or other contractual arrangement;

(2)	during the effective term of this Agreement, except for the pledge provided in the Equity Interest Pledge Agreement executed by all Parties and other rights that have obtained Party A’s prior written consent, Party B shall not transfer any Equity Interest of Party C to any third party or create any pledge, mortgage, or any other forms of guarantee, or any other right in the benefit of any third party, and shall ensure that the Equity Interest is free from any claims of any third party;

(3)	without Party A’s prior written consent, neither Party B or Party C may supplement, change or amend the Articles of Association of Party C in any manner to increase or reduce Party C’s registered capital or change Party C’s registered capital structure in any other manner, unless otherwise provided for in other agreements executed by the Parties or required to be modified by laws and regulations;;

(4)	without Party A’s prior written consent, neither Party B or Party C may enter into any material contract or change their scope of business;

(5)	subject to the PRC laws, Party B and Party C will extend the operation period of Party C based on the approved operation period of Party A, and cause the operation period of Party C the same as that of Party A or adjust the operation period of Party C based on the requirements of Party A in accordance with PRC laws;

(6)	based on good financial and business standards and customs, Party B and Party C will keep Party C’s continuing existence, obtain all government permits and licenses that are necessary for the Party C’s business operation, and operate Party C’s business and handle its affairs prudently and effectively;

(7)	within the effective term of this Agreement, Party B and Party C will duly maintain and increase Party C’s assets value and without Party A’s prior written consent, Party B and Party C shall not terminate any material contract to which Party C is a party or enter into any agreement that may affect Party C’s assets and financial status;

(8)	without Party A’s prior written consent, Party B and Party C shall not create, succeed, warrant or allow any debt except for the account payables that occur in normal or ordinary operation course instead of borrowing;

(9)	Party B and Party C shall inform Party A timely of the occurrence or possible occurrence of any litigation, arbitration, administrative investigation or conduct that has material impact on Party C’s assets, business or revenue;

(10)	Party B and Party C shall not pay dividends in any forms to the shareholders without prior written consent of Party A;

(11)	without the prior written consent of Party A, Party B and Party C shall not, since the execution date of this Agreement, sell, transfer, authorize the use of or to dispose in any manner of any assets of Party C, or allow any encumbrance on any assets of Party C, unless Party C is able to prove that the relevant asset disposal or encumbrance is necessary for the business operation of Party B in ordinary course and the transaction amount of one single transaction shall not exceed RMB100,000;

(12)	during the effective term of this Agreement, in the event of liquidation of dissolution of Party C and subject to PRC laws, Party B and Party C will designate individual(s) recommended by Party A to constitute the liquidation group and manage the Party C’s assets. Party B hereby confirms that in the event of liquidation or dissolution of Party C, irrespective of whether the above is enforced, Party B shall deliver all residual assets obtained from the liquidation and dissolution to Party A or its designated party in accordance with PRC laws.

5.	Governing Law and Dispute Resolution

5.1	Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by PRC laws.

5.2	Methods of Dispute Resolution

In the event of any dispute with respect to the performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, each Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its effective Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties. Except for the parts that are submitted for arbitration, other parts of this Agreement shall remain valid. The validity of this section shall not be influenced by the modification, rescission or termination of this Agreement.

6.	Liabilities for Breach of Contract

6.1	If any Party fails to perform any of its obligations under this Agreement, or any representation or warranty made by such Party under this Agreement is untrue or inaccurate, such Party is in breach of this Agreement and shall indemnify other Parties for all losses resulting from such breach.

6.2	Unless otherwise regulated in laws, Party B and Party C shall have no right to terminate or rescind this Agreement in any situation.

6.3	This Section 6 shall survive any modification, recession or termination of this Agreement and remain legally valid.

7.	Notices

7.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or by registered mail with postage prepaid, commercial courier service or facsimile transmission to the address of such Party set forth below. A copy of each notice shall also be sent by email. The date on which such notice deemed to have been effectively delivered shall be determined as follows:

7.1.1	if the notice is delivered by personal delivery, courier service or registered mail with postage prepaid, the delivery date shall be deemed to be the date of delivery or refusal at the address specified in the notice.

7.1.2	if the notice is delivered by facsimile transmission, the delivery date shall be deemed to be the date of successful transmission (as evidenced by the automatically generated confirmation of transmission).

7.2	For the purposes of notices, the addresses of the Parties are as follows:

Party A:

Address: Country Garden Headquarter, No.1 Country Garden Avenue, Beijiao Town, Shunde District, Foshan.

Attention: Xueya Zhou

Phone:13929114912

Party B:

Address: Country Garden Headquarter, No.1 Country Garden Avenue, Beijiao Town, Shunde District, Foshan.

Attention: Xueya Zhou

Phone:13929114912

Party C:

Address: Country Garden Headquarter, No.1 Country Garden Avenue, Beijiao Town, Shunde District, Foshan.

Attention: Xueya Zhou

Phone:13929114912

7.3	Any Party may at any time change its address for notices by a notice delivered to other Parties in accordance with this section.

8.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with this Agreement shall be confidential information. Each Party shall maintain confidentiality of all of such confidential and without the written consent of the other Parties, it shall not disclose any relevant confidential materials to any third parties, except for the information that (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or (c) is needed to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this section. Disclosure of any confidential material by the staff members or agencies hired by any Party shall be deemed as disclosure of such confidential material by such Party, and such Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous

10.1	Amendment, Modification and Supplement

Any amendment, modification and supplement to this Agreement shall require the execution of a written agreement by all Parties.

10.2	Headings

The headings of this Agreement are for reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

10.3	Language

This Agreement is written in Chinese in three (3) copies, and each copy has equal legal validity.

10.4	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish, to the greatest extent permitted by law, the intentions of the Parties, and such effective provisions shall achieve, to the extent possible, the economic effect of those invalid, illegal or unenforceable provisions.

10.5	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the assignees permitted by such Parties.

10.6	Force Majeure

Force Majeure means any event that cannot be anticipated at the time of the execution of the Agreement, and the occurrence of which cannot be avoided, controlled or conquered by any party of the Agreement, including but not limited to earthquake, typhoon, flood, fire, boycott, war or rebellion, epidemic (including relevant administrative measures and government acts) and changes to existing laws, regulations and policies, etc.

If the performance of this Agreement is affected by any event of force majeure, the Party affected by force majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days; (ii) take all reasonable and possible measures to mitigate or remove the effect of such Force Majeure, and continue its performance of the Agreement after such effect is mitigated or removed.

10.7	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such waiver must be in writing and signed by all Parties. A waiver by any Party with respect to a breach by other Parties shall not be deemed as a waiver by such a Party with respect to any other breach in similar circumstances.

10.8	Survival

Any obligations that occur or are due as a result of this Agreement before the expiration or early termination of this Agreement shall survive the expiration or early terminations of this Agreement.

10.9	Entire Agreement

Except for the written amendment, supplements or modifications after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written undertakings, memoranda, agreements or other documents reached with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed as of the date first above written.

Party A: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

(Seal) Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. Affixed

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed as of the date first above written.

Party B: Meirong Yang

By:	/s/ Meirong Yang
Name:	Meirong Yang

IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed as of the date first above written.

Party B: Wenjie Yang

By:	/s/ Wenjie Yang
Name:	Wenjie Yang

IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed as of the date first above written.

Party C: Foshan Renliang Education Technology Co., Ltd.

(Seal) Foshan Renliang Education Technology Co., Ltd. Affixed

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Legal Representative

Appendix 1

Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”), dated as of [ ], is made by and among the following parties in [ ], China:

Transferor:

Transferee:

Through friendly negotiation, the Parties agree as follows about the equity interest transfer:

1.       Transferor agrees to transfer [ ]% equity interest of Foshan Renliang Education Technology Co., Ltd. it owns (“Target Equity Interests”) to Transferee at a price of RMB [   ], and Transferee agrees to purchase such Target Equity Interests.

2.       Upon completion of transfer of Target Equity Interests, Transferor shall no longer enjoy while Transferee enjoys all rights and bear all obligations as the shareholder of Target Equity Interests.

3.       Any matters not mentioned in the Agreement may be determined by supplementary agreements signed by both parties.

4.       This Agreement becomes effective upon execution by both parties.

5.       The Agreement is executed in four (4) counterparts, each party holds one counterpart and the rest counterparts are for the alternation of registration with industrial and commercial departments.

Transferor: [   ]

Signature:

Transferee: [   ]

Signature:

Appendix 2

Confirmation Letter

To: Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd.

I, the shareholder of Foshan Renliang Education Technology Co., Ltd. (the “Company”), hereby agree and confirm as follows:

1.	I agree to accept all the terms and conditions of the Exclusive Call Option Agreement entered by the Company, me and Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. (“WFOE”) on August 13, 2021, and when WFOE exercises its Purchase Right under such agreement, I will take all measures to assist WFOE on the transfer procedures of such equity interest.

2.	I agree to waive my right to first refusal when other shareholders of the Company transfer the equity interests they own to WFOE or any third party designated by WFOE.

3.	In the event that other shareholders of the Company transfer their equity interest to WFOE or any third party designated by WFOE, I will sign or provide necessary documents for the transfer procedures of such equity interest.

Signature:

Date:

Appendix 3

Exercise Notice

To: the shareholders of Foshan Renliang Education Technology Co., Ltd. and/or

Foshan Renliang Education Technology Co., Ltd. and/or

In accordance with the Exclusive Call Option Agreement entered into by you and our company on August 13, 2021, to the extent permitted by the PRC laws and regulations, you should transfer your equity interests of Foshan Renliang Education Technology Co., Ltd. to our company or any other transferee designated by us according to our request.

Therefore, our company hereby sends you the Exercise Notice as follows:

Our company hereby requests to exercise the Purchase Right under the Exclusive Call Option Agreement, that our company/the transferee designated by us would like to purchase your equity interests, which constitutes [ ]% of the registered capital of Foshan Renliang Education Technology Co., Ltd. (“Transferring Equity Interest”) at a price of RMB[ ]. After your receipt of this Exercise Notice, please conduct all necessary procedures to transfer such Transferring Equity Interest to our company or the transferee designated by us according to the terms and conditions of the Exclusive Call Option Agreement.

Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. (Seal)

By:
Name:
Title:

Date: